Exhibit 10.16

SUPERCHARGING AGREEMENT

This Supercharging Agreement (this “Agreement”) is made as of March 15, 2024 (the “Effective Date”) by and between Pronghorn Investment Management, LLC, a Delaware limited liability company (“Pronghorn”), and Shinju Spirits, Inc., a Nevada corporation (the “Participant,” and together with Pronghorn, the “Parties” and each, a “Party”).

BACKGROUND

WHEREAS, Pronghorn formed its “Pronghorn Seed Program” (the “Program”) to provide essential support and business enhancement services to growth-oriented companies in the spirits industry with a goal to accelerate the growth and economic development of the Program’s participants;

WHEREAS, the Participant is an emerging company in the spirits industry and desires to participate in the Program and to utilize the Services (as defined herein below) offered by Pronghorn thereunder, and Pronghorn desires to accept the Participant into the Program and to provide such Services;

WHEREAS, the Participant and Pronghorn together have identified certain areas for development of the Participant’s business and set certain performance objectives with respect to the growth of the Participant’s business; and

WHEREAS, on or about the Effective Date, substantially concurrently with the Participant’s acceptance into the Program, Pronghorn intends to complete a capital injection into the Participant resulting in Pronghorn’s acquisition of certain securities issued by the Participant.

TERMS

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Services. During the Term of this Agreement, Pronghorn hereby agrees to provide to the Participant the business advisory and similar services described on Schedule 1 attached hereto (all such services, collectively the “Services”), provided, that, Pronghorn shall not be required to provide more than six (6) weeks or thirty (30) business days of Services during any single year of the Term. Pursuant to the terms of this Agreement, the Participant shall participate in the Program and receive the right to access and use the Services. During the Term, Pronghorn shall provide and maintain a team of at least three (3) persons (the “Service Team”), that may consist of Pronghorn employees or contractors. Pronghorn may at any time, without notice or liability, replace or otherwise change particular persons on the Service Team.

2. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and end on the second (2nd) anniversary thereof, unless terminated earlier pursuant to Section 9 of this Agreement. The date that this Agreement expires or is terminated for any reason shall be referred to herein as the “Expiration Date.”

3. Program Fees. No cash payments shall be owed or deliverable by the Participant to Pronghorn for the provision of the Services. All expenses incurred in performance of the Services with respect to third parties shall be for the account, on behalf and at the expense of, Pronghorn.

4. Program Participation and Participant Cooperation and Reporting. Participant herby agrees to participate in the Program. The Program is intended to assist Participant in the Participant’s growth and economic development. To that end, for as long as the Participant is participating in the Program, the Participant will use all commercially reasonable efforts to cooperate with Pronghorn to facilitate Pronghorn’s performance of the Services, including providing input and feedback in a timely manner as Pronghorn may reasonably request, granting Pronghorn the necessary access to all personnel, including directors, officers, employees and contractors and making accommodations to allow Pronghorn to interact remotely or in person with all individuals, systems, documents and resources reasonably requested by Pronghorn in a timely manner. Participant further agrees to maintain oral and written communication with Pronghorn as are reasonably required to support the Program and the Participant’s implementation of its business plans. Further, because of the nature of the relationship between the parties, the Participant agrees that it will not solicit the services of any of the employees or consultants of Pronghorn during the Term and for two (2) years thereafter.

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5. Confidential Information. Pronghorn and Participant each acknowledge and agree that the other party (the “Recipient”) and its employees, consultants, members officers, directors, vendors, suppliers, partners, and agents (each, a “Recipient Agent”) may come into contact with or acquire information from the other party or its affiliates and/or business partners (collectively, the “Disclosing Parties”), and that, as between the Disclosing Party and Recipient and each Recipient Agent, all such information shall remain the Confidential Information of the Disclosing Party. As used herein, the term “Confidential Information” means any and all information disclosed or made available (whether in writing, orally, electronically or by any other means and whether directly or indirectly) by or on behalf of a Disclosing Party to the Recipient or a Recipient Agent which (i) is conspicuously marked "confidential" or with similar designation; (ii) is identified by Disclosing Party as confidential before or promptly after disclosure; or (iii) is disclosed in a manner, or is of a type, such that Recipient should reasonably have understood under the circumstances to be of a confidential or proprietary nature, and includes, but is not limited to, the following types of information and other information of a similar nature, whether or not reduced to writing or designated as confidential: technical or scientific data; future development plans; know-how; research; products; services; inventions; ideas; processes; designs; drawings; models; sketches; lists; strategies; engineering plans; marketing and business development plans and techniques; methods of obtaining business; cost, fee and other financial data; pricing and billing policies; personnel information; names, contact information and other customer information; vendor names and other vendor information; forecasts and forecast assumptions; purchasing and internal cost information; and the manner and methods of conducting business. Confidential Information may also include information disclosed by third parties to a party hereto at the direction of, or with the permission of, the Disclosing Party (and for purposes of this Agreement, shall be considered disclosed by the Disclosing Party). Confidential Information shall not, however, include any information which (a) was publicly known and made generally available in the public domain prior to the time of disclosure; (b) becomes publicly known and made generally available after disclosure through no action or inaction of the Recipient in violation of this Agreement; (c) is in the possession of the Recipient, without confidentiality restrictions, at the time of disclosure, as shown by the Recipient’s files and records; (d) is obtained by the Recipient from a third party who Recipient reasonably believes is not under any obligations of confidentiality regarding such information, but only after due inquiry of the other person that such person is not prohibited from using or disclosing the information by any legal, contractual or fiduciary obligation to Disclosing Party or its Representatives (as defined below); or (e) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information, as shown by documents and other competent evidence in the Recipient’s possession. Except as required by law and as allowed under that certain letter agreement between the parties dated as of the Effective Date, the Recipient agrees to hold, and to cause each Recipient Agent to hold, all received Confidential Information in strict confidence, not to disclose it to third parties or use it in any way (commercially or otherwise) except as provided under the terms of this Agreement, to disclose it to Recipient Agents only on a need-to-know basis and only to Recipient Agents who are bound by a duty of confidentiality at least as protective of the Disclosing Party and the Participant as the terms in this Agreement, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Each of the Disclosing Party and the Recipient agrees to take all action reasonably necessary, and at the Participant’s sole expense, to protect the confidentiality of the received Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized access, use, copying or distribution of such Confidential Information.

6. Ownership and Use of Intellectual Property.

6.1. Pronghorn will retain sole worldwide Intellectual Property and other proprietary rights in any works, materials, products, designs, inventions, programs, improvements, discoveries, processes or other properties that are disclosed to Participant (i) in the course of Participant’s participation in the Program, or (ii) using Pronghorn’s Confidential Information (collectively, “Pronghorn Work Product”). Notwithstanding the foregoing, each of Pronghorn and Participant acknowledges that, in the course of performing or using the Services, the other may use routines and related programming language, instructions, methods, and techniques that have been previously developed or obtained by Pronghorn, Participant or their respective licensors (collectively, the “Pre-existing Materials”). Pronghorn and Participant each agree that such Pre-existing Materials are not part of the Pronghorn Work Product and shall remain the sole and exclusive property of the applicable Party. Except as expressly agreed in writing signed by both Parties, to the extent that any Pre-existing Materials are embedded in or delivered with any Pronghorn Work Product, subject to Section 7.2 below, Pronghorn hereby grants to Participant a perpetual, non-exclusive, worldwide, royalty-free right and license during the Term to: (a) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such Pre-existing Materials and any derivative works thereof; and (b) authorize others to do any or all of the foregoing for the sole benefit of Participant in furtherance of Program objectives; provided that Participant may not distribute copies of data and information obtained by Pronghorn from its affiliates or other third parties.

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6.2. In addition, Participant agrees that Pronghorn, its employees and subcontractors shall be free to use and employ their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of any Services performed hereunder, subject to its obligations respecting Participant’s Confidential Information and provided that Pronghorn, its employees and subcontractors do not use or reference any Participant Confidential Information in doing so (except as expressly provided in this Agreement).

6.3. On or before the last day of the Term, each of Pronghorn and Participant each shall return to the other all Confidential Information, documents and files (and all copies thereof) and other property of the other or its affiliates that it has in its possession, provided that the Recipient shall be permitted to retain a back-up copy of such Confidential Information and any documents as required by law, rule, regulation or internal compliance policies, which retained Confidential Information and documents shall continue to be subject to this Agreement.

7. Use of Intellectual Property.

7.1. By Pronghorn. Participant acknowledges that Pronghorn invests in multiple companies engaged in the same or similar businesses as Participant and that part of the strategic value that Pronghorn brings as an investor in Participant is the ability to share certain learnings derived from aggregate data gathered from each of the companies in its investment portfolio (each a “Pronghorn Portfolio Company”). Participant hereby agrees that Pronghorn may use data received from Participant (including data that consists of Confidential Information), (i) aggregated with similar data from at least two other Pronghorn Portfolio Companies, and (ii) de-identified such that the origin of no data element can be attributed to a given company, to provide analysis and reports to Participant and any other Pronghorn Portfolio Company. For the avoidance of doubt, such aggregated and de-identified data shall be considered Confidential Information and Pronghorn Work Product and shall be subject to the terms and conditions of this agreement as modified by any additional terms and conditions that are applied without discrimination to each Pronghorn Portfolio Company receiving analysis and support from Pronghorn.

7.2. By Participant. As part of the Services received by Participant under this Agreement, Participant may receive market research and other proprietary material owned or licensed by Pronghorn (“Pronghorn Program Materials”). Pronghorn hereby grants to Participant a limited, non-exclusive, worldwide, right and license during the Term to use such Pronghorn Program Materials solely in connection with its own internal business operations. For the avoidance of doubt, Participant has no right to use or to sublicense or otherwise permit any third party to use such Pronghorn Program Materials without the express written permission of Pronghorn in each case.

8. Representations and Warranties.

8.1. The Participant hereby represents, warrants and covenants to Pronghorn that:

(1)	The Participant agrees to abide by, and to cause its employees and contractors to abide by, all federal, state and local laws and ordinances applicable to its business and to its participation in the Program.

(2)	The Participant has been duly incorporated and is validly existing and in good standing as a limited liability company under the laws of the State of Nevada and that it has the full right, power and authority to own, lease, license and use its properties and assets, to carry on its business as now conducted or contemplated and to enter into, execute, deliver and perform this Agreement.

(3)	All necessary proceedings and consents, limited liability company or otherwise, have been duly taken or obtained to authorize the execution, delivery and performance of this Agreement by the Participant and that no consent, authorization, order, license, certificate or permit or from, or declaration of filing with, any governmental authority, court or other tribunal is required for the Participant to execute, deliver and perform this Agreement.

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(4)	This Agreement has been duly authorized, executed and delivered by the Participant, and constitutes the legal, valid and binding obligation of the Participant and is enforceable against the Participant in accordance with its terms.

(5)	The execution, delivery and performance of this Agreement by the Participant will not violate, conflict or result in the breach of or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or declare a default under any provision of any indenture, loan, agreement or other instrument to which the Participant is a party or by which its properties or assets are bound; and no litigation, arbitration, governmental or other proceeding or investigation is pending or, to the Participant’s knowledge, threatened with respect to the Participant or its properties, assets or business or that would interfere with the Participant’s execution, delivery or performance of this Agreement or its participation in the Program.

(6)	The Participant is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

8.2. Pronghorn hereby represents, warrants and covenants to the Participant that:

(1)	Pronghorn is willing and able to perform the Services throughout the Term of this Agreement.

(2)	The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and compliance with the terms of this Agreement will not violate or cause a breach of any contract, agreement or fiduciary relationship to which Pronghorn is a party.

(3)	This Agreement has been duly authorized, executed and delivered by Pronghorn, and constitutes the legal, valid and binding obligation of Pronghorn and is enforceable against Pronghorn in accordance with its terms.

9. Termination.

9.1. By Pronghorn. Pronghorn may immediately terminate this Agreement if it determines in its sole discretion that: (i) the Participant materially breached this Agreement and fails to remedy such breach within ten (10) calendar days of receipt of written notice from Pronghorn; (ii) the conduct or activities of the Participant’s employees, representatives or invitees materially adversely affects the ability of other Program’s other participants, employees or affiliates to carry on their businesses, and such conduct is not remedied within ten (10) calendar days of receipt of written notice from Pronghorn; (iii) the Participant makes an assignment for the benefit of creditors; (iv) a petition in bankruptcy or any insolvency proceeding is filed by or against the Participant and is not dismissed within thirty (30) calendar days from the date of filing; or (v) all or substantially all of the property of the Participant is levied upon or sold in any judicial proceeding. For any other reason not set forth above, Pronghorn may terminate this Agreement with thirty (30) calendar days’ prior written notice to Participant.

9.2. Termination by Participant. The Participant may immediately terminate this Agreement if (i) Pronghorn or its agents have engaged in willful misconduct or fraud in connection with the Services, or (ii) Pronghorn has materially breached this Agreement and fails to remedy such breach within ten (10) calendar days of receipt of written notice from the Participant.

9.3. Mutual Agreement. This Agreement may be terminated by mutual written consent of the parties, which consent shall not be unreasonably withheld, upon thirty (30) calendar days’ written notice and subject to any terms herein which survive termination.

9.4. Procedures upon Termination. If a written notice of termination is provided by either Party to this Agreement, then Pronghorn’s obligations to provide Services shall cease as of the Expiration Date.

9.5. Survival. Nothing herein will be construed to release either Party of any obligation matured prior to the Expiration Date.

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10. Insurance. The Participant shall, at all times during the Term, and at its own cost and expense, procure and continue in force insurance in the amounts that are customary for its business, including, without limitation, coverage against theft, destruction, damage and other loss of its premises and property.

11. Limitation of Liability; Waiver. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATION’S UNDER SECTION 5, IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

12. Use of Name. Participant may not use the name of Pronghorn as an endorsement or reference without the prior express written consent of a Pronghorn party authorized to provide such consent.

13. Intellectual Property Definition. “Intellectual Property” means all patentable and unpatentable inventions, works of authorship or expression, including but not limited to computer programs data collections and databases, and trade secrets and other Information. “Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, scientific, business, legal, patent, organizational, commercial, operational or financial materials or information.

14. Non-exclusive, Non-competition. Pronghorn shall retain the right to perform work and services similar to the Services for other businesses, including without limitation those in the spirits industry, during the Term of this Agreement.

15. Disclaimer. Participant agrees and acknowledges that the Services are provided as-is and Pronghorn makes no representations or warranties, expressed or implied, to the Participant with regard to the Services, including that the Services will result in or cause the Participant’s business venture to succeed or achieve any specific objectives. In no instance shall Pronghorn be deemed to have any fiduciary or other similar duties or obligations to the Participant, nor shall Pronghorn be deemed to have any implied duties pursuant to this Agreement.

16. Miscellaneous.

16.1.   Notices. Notices under this Agreement shall be in writing and delivered in person or by courier (such as Federal Express or United Parcel Service), receipt acknowledged, or mailed by certified mail, return receipt requested, postage prepaid, or by electronic mail transmission with return electronic mail receipt confirmation required to the following addresses or to such other address as may from time to time be designated by notice given to the other Party in accordance with this Section 16.1:

Participant:	Shinju Spirits, Inc. Attn: Janon Costley E-mail: Janon@shinjuwhisky.com With a copy (that shall not constitute notice) to: Shinju Spirits, Inc 1351-B U St., NW Washington, DC 20009

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Pronghorn:

Pronghorn Investment Management, LLC

6220 Avalon Blvd., Suite 220

Alpharetta, GA 30009

Attn: Dan Sanborn

E-mail: dsanborn@pronghorn.co

With a copy (that shall not constitute notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Attn: John D. Owens, III, Esq.

E-mail: owensjohn@gtlaw.com

16.2. Transfer and Assignment. Neither party shall have the right to assign or transfer this Agreement or any rights or obligations arising under this Agreement, except that, for the avoidance of doubt, Pronghorn may delegate some or all of its obligations to provide services to consultants or subcontractors as contemplated by Section 1 above. Any assignment by operation of law or otherwise shall be deemed a prohibited assignment hereunder.

16.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.4. Enforceability. If any part of this Agreement shall, to any extent, be finally adjudicated to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each and every other part of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.5. Governing Law; Forum; Submission to Jurisdiction. All matters arising out of or relating to this Agreement (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Nevada. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in Clark County, Nevada, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the United States District Court for the District of Nevada (or, only if the United States District Court for the District of Nevada declines to accept jurisdiction over a particular matter, any state or federal court within the State of Nevada), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 16.1 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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16.6. Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, between the parties shall be of any force or effect if not set forth herein. All amendments to this Agreement must be in a writing signed by all parties. All Exhibits attached to this Agreement are incorporated into this Agreement by reference as if fully set forth herein, as are the “Background” recitals set forth above.

16.7. Interpretation. The headings of each section are added as a matter of convenience only and shall not be considered in the construction of any provision of this Agreement.

16.8. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from extraordinary causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, pandemics, earthquakes, natural disasters, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God or acts, omissions or delays in acting by any governmental authority.

16.9. No Third-Party Beneficiary. No term of this Agreement shall be construed to confer any third-party beneficiary rights on any non-party.

16.10.     Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

16.11.     Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section 16.9 may not be waived except as herein set forth.

16.12.     Relationship of Parties. Pronghorn is and shall remain at all times an independent contractor in business for itself. It is expressly agreed that Pronghorn shall have no right or authority at any time to make a contract or binding promise of any nature on behalf of the Participant, whether oral or written, without the Participant’s express written consent. Neither this Agreement nor the services to be rendered hereunder shall be construed as creating an employer-employee relationship. Pronghorn shall be free to conduct its business as it may deem best in providing its Services to the Participant, independently of the supervision, management and control of the Participant, but Pronghorn agrees to abide by all of the terms of this Agreement and all federal, state and local laws and regulations of all government agencies having jurisdiction over its customers’ premises or the activities conducted by Pronghorn. Pronghorn shall pay and/or withhold taxes and premiums for unemployment and workman's compensation insurance for itself and all of its employees, as required by law.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the Effective Date.

PARTICIPANT

SHINJU SPIRITS, INC.

By: /s/ Janon Costley

Name: Janon Costley

Title: CEO/CO-Founder

PRONGHORN

PRONGHORN INVESTMENT MANAGEMENT, LLC

By: /s/ Dan Sanborn

Name: Dan Sanborn

Title: Co-Founder

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SCHEDULE 1

2024 SERVICES

Approach

The project involves a two stepped approach with concurrent workstreams

The Services provided by Pronghorn shall include:

Step 1: Functional Review Sessions

Primary Lever Activities:

●	Conduct a two-hour review before project kick-off to identify immediate opportunities and priorities. Detail the scope to be conducted during customized job

o	Primary lever sessions to include a subject matter expert (SME) in addition to leading Supercharger

o	SME to conduct top-line assessment post-work session and submit to Supercharger

o	Supercharger to detail scope work to be done during the custom job

Secondary Lever Activities:

●	Data & Insights: pull all available syndicated data: e.g., Byzzer (Nielsen), IWSR, SipSource, NABCA, and Others

●	Data & Insights: Portfolio Director to connect Founder with DISCUS ACADEMY and identify suitable or recommended classes/programs to take

●	Finance: connect Founder/s with GHJ for Financial Reporting 101 and Monthly/Quarterly templates

Deliverables:

●	A clear and aligned view of primary levers and the work to perform during Steps 2 and 3

●	List of prioritized short-term opportunities by function

●	Cohesive data set to produce market and category overview

●	Set of suitable programs covering industry know-how via DISCUS Academy

●	A comprehensive understanding of P&L management and reporting required as Portfolio Company with supporting services and solution providers to facilitate ease of participation via GHJ

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Step 2: Opportunity Identification and Analysis

Primary Lever Activities:

●	Prepare key topics for kick-off week and set up workshop sessions with Founder/s

o	List key questions related to opportunity areas or pain points

o	Develop information request and submit

●	Collaborate and follow up with Founder/s to dive deep into opportunity areas or pain points

o	Explore key areas for improvement and how to realize opportunities beginning this year

o	Identify potential 3rd parties or solution providers that can help with implementation

o	Summarize opportunities to chase and pitfalls to avoid

o	Prioritize the ideas to establish key focus areas for action

Secondary Lever Activities:

●	Data & Insights: create category overview and top-line insights

●	Finance: additional training and support in financial reporting where needed

Deliverables:

●	Prioritized set of actionable ideas to drive performance in selected levers

Step 3: Development of Recommendations

Key activities

●	Write up functional recommendations and develop an executive summary

●	Draft up all deliverables

●	Conduct internal review and final production

●	Submit report minimum 3 days before presenting

●	Present to the core team, and represent if required to broader team/s

Deliverables:

●	Top line assessment by function that highlights key opportunity areas / watch outs

●	Incisive recommendations to drive immediate performance by primary lever

●	Holistic market and category overview

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